EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

FIRST QUARTER FISCAL 2018 FINANCIAL RESULTS

▪

First quarter financial results include the impact of the U.S. Tax Cuts and Jobs Act which reduced U.S. statutory tax rate and required a revaluation of the net deferred tax asset based upon the lower rate.  Calculation of first quarter tax provision, when compared to the previous effective tax rate of 40%,  resulted in a charge of $19.6 million or $(1.58) per diluted share.

▪

First quarter net revenues of $89.7 million compared to net revenues of $93.4 million for the same period of fiscal 2017.  Second quarter net loss of $(22.5) million, or $(1.82) per diluted share, includes the charges noted above of $19.6 million or $(1.58) per diluted share.  Excluding this impact, first quarter net loss of $(2.9) million or $(0.24) per diluted share (see reconciliation of this non-GAAP measure in appendix).

▪	Backlog of $205.7 million at December 31, 2017, an increase of 16.0% from $177.3 million at September 30, 2017.
▪	Capital investment in first quarter fiscal 2018 of $3.2 million and forecast for capital spending in fiscal 2018 of $16.0 million.
▪	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, February 1, 2018 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the first quarter of fiscal 2018 ended December  31, 2017.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Backlog increased significantly during the quarter to $205.7 million with aerospace and special projects, primarily in the chemical processing industry, being the drivers.  This underlies our optimism for increasing revenue and profitability as we progress through calendar 2018.  Coincident with the growth in our backlog, higher raw material market prices have led to stronger pricing levels in some key markets and applications” said Mark Comerford, President and Chief Executive Officer.  “Operationally, we have completed the consolidation of our midwest service center operations into our LaPorte facility along with expanding our value-added capabilities at that site.  In addition, production rates in our recently completed cold finishing operations were up nearly 25% in the first quarter of fiscal 2018 compared to the same period last year, as we position material for expected demand in the upcoming fiscal year.   Finally, the new U.S. tax reform legislation appears to be cementing optimism in the global manufacturing economy, and although we fully expect this legislation to benefit Haynes over time, it has required a revaluation of our deferred tax asset resulting in a negative charge this quarter.”

1st Quarter Results

Net Revenues.  Net revenues were $89.7 million in the first quarter of fiscal 2018, a decrease of 3.9% from $93.3 million in the same period of fiscal 2017.   Volume was 3.9 million pounds in the first quarter of fiscal 2018, a decrease of 1.5% from 4.0 million pounds in the same period of fiscal 2017.  The decrease in volume was primarily due to a decline in shipments into the industrial gas turbine market during the first quarter of fiscal 2018 due to continued weak demand.  The product-sales average selling price was $21.15 per pound in the first quarter of fiscal 2018, a decrease of 4.3% from $22.11 per pound in the same period of fiscal 2017.  The average selling price decreased due to increased pricing competition and a lower value product mix due to a proprietary project shipment in the first quarter of fiscal 2017 which was not repeated in first quarter of fiscal 2018, which decreased average selling price per pound by approximately $1.14 and $0.82, respectively, partially offset by higher raw material market prices, primarily cobalt, which increased average selling prices per pound by approximately $1.00.

Cost of Sales. Cost of sales was $82.7 million, or 92.2% of net revenues, in the first quarter of fiscal 2018 compared to $82.9 million, or 88.8% of net revenues, in the same period of fiscal 2017. Cost of sales in the first quarter of fiscal 2018 decreased by $0.2 million as compared to the same period of fiscal 2017 due to lower volumes and the reduction of inventory reserves, partially offset by costs associated with relocating the Lebanon service center to LaPorte as previously announced.

Gross Profit.  As a result of the above factors, gross profit was $7.0 million for the first quarter of fiscal 2018, a decrease of $3.5 million from the same period of fiscal 2017. Gross margin as a percentage of net revenue decreased to 7.8% in the first quarter of fiscal 2018 as compared to 11.2% in the same period of fiscal 2017.

Selling, General and Administrative Expense.    Selling, general and administrative expense was $10.8 million for the first quarter of fiscal 2018, an increase of $0.5 million from the same period of fiscal 2017.  This increase is primarily attributable to foreign exchange fluctuations.   Selling, general and administrative expense as a percentage of net revenues increased to 12.0% for the first quarter of fiscal 2018 compared to 11.0% for the same period of fiscal 2017.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 1.0% of revenue, for the first quarter of fiscal 2018, similar to the same period of fiscal 2017.

Operating Income/(Loss).  As a result of the above factors, operating loss in the first quarter of fiscal 2018 was $(4.6) million compared to operating loss of $(0.8) million in the same period of fiscal 2017.

Income Taxes.  Income tax expense was $17.7 million in the first quarter of fiscal 2018, a difference of $17.9 million from a benefit of $0.2 million in the first quarter of fiscal 2017. The effective tax rate for the first quarter of fiscal 2018 was (363.5)%, compared to 23.6% in the same period of fiscal 2017.  The change in effective tax rate for the first quarter of fiscal 2018 as compared to the same period of fiscal 2017 is primarily attributable to the passage of the Tax Reform and Jobs Act during the quarter, which required the Company revalue its deferred tax assets based on the lowering of the statutory tax rate of 35% to 21%.

Net Income/(Loss).  As a result of the above factors, net loss in the first quarter of fiscal 2018 was $(22.5) million, a difference of $21.9 million from net loss of $(0.7) million in the same period of fiscal 2017.

Volumes, Competition and Pricing

Consistent with previous fiscal years, the Company’s first quarter ending December 31 was impacted by holidays, planned maintenance outages and customers managing their calendar year-end balance sheets.  Volume in the first quarter of fiscal 2018 was 3.9 million pounds, which is 1.5% lower than last year’s first quarter, and 16.9% lower sequentially than the fourth quarter of fiscal 2017. While first quarter sales continued to be impacted by weak volume demand driven by lower transactional business, challenging pricing and low levels of high-value specialty application projects, the Company has identified positive signs of the beginning of a market recovery.  Backlog has increased to $205.7 million at December 31, 2017 which reflects a 25.1% increase in backlog pounds from September 30, 2017.  Overall, order entry rates in the first quarter of fiscal 2018 were 34% higher than sales levels, creating a solid book-to-bill-ratio. The product average selling price per pound in the first quarter of fiscal 2018 was $21.15 compared to $19.80 in the fourth quarter of 2017.  In addition, the Company is expecting some additional pricing strength moving forward as pricing under many of the Company’s long-term agreements with customers increased according to annual escalating clauses relating to the market price of certain raw materials beginning in January.

Gross Profit Margin Trend Performance

Compared to last year’s first quarter, gross profit margin and gross profit margin percentage in the first quarter of fiscal 2018 were lower because lower levels of specialty application projects negatively impacted gross margins.   However sequential improvements in gross profit margin and gross profit margin percentage have occurred in the first quarter of fiscal 2018, from the third and fourth quarters of fiscal 2017 even with a lower sales and volume levels.  Gross profit margin percentage was 7.8% in the first quarter of fiscal 2018 compared to 3.7% and 5.7% in the third and fourth quarters of fiscal 2017.  Improvement was largely attributable to better product-mix and higher pricing levels driven by raw material increases.

Backlog

Backlog was $205.7 million at December 31, 2017, an increase of $28.4 million, or 16.0%, from $177.3 million at September 30, 2017.  Backlog pounds increased during the first quarter of fiscal 2018 by 25.1%.  Aerospace and other markets had higher order entry and improving backlog levels, as compared to the prior quarter.  The average market price for nickel increased during the first quarter by 1.6%.

Capital Spending

During the first quarter of fiscal 2018, capital investment was $3.2 million, and total planned capital expenditures for fiscal 2018 are expected to be $16.0 million, similar to fiscal 2017.

Liquidity

During the first three months of fiscal 2018, the Company’s primary source of cash was cash on-hand.  At December 31, 2017, the Company had unrestricted cash and cash equivalents of $34.0 million compared to $46.3 million at September 30, 2017. As of December 31, 2017, the Company had cash and cash equivalents of $14.9 million held by foreign subsidiaries in various currencies.

Net cash used in operating activities in the first three months of fiscal 2018 was $(6.3) million compared to net cash provided by operating activities of $13.5 million in the first three months of fiscal 2017.  The lower cash provided in the first three months of fiscal 2018 was largely driven by increases in inventory of $22.5 million in the first three months of fiscal 2018 compared to increases in inventory of $7.0 million during the same period of fiscal 2017 as well as losses before income taxes of $($4.9) million during the first three months of fiscal 2018 compared to losses before income taxes of $(0.9) million during the same period of fiscal 2017.   These factors were partially offset by lower income tax cash payments of  $0.5 million during the first three months of fiscal 2018 compared to $1.8 million during the same period of fiscal 2017.

Net cash used in investing activities was $3.2 million in the first three months of fiscal 2018 was lower than cash used in investing activities during the same period of fiscal 2017 of $5.9 million as a result of lower additions to property, plant and equipment, as the Company’s capacity expansion in sheet manufacturing was completed.

Net cash used in financing activities in the first three months of fiscal 2018 of $3.1 million included $2.8 million of dividend payments and approximately $0.2 million of stock re-purchases made to satisfy taxes in relation to the vesting of restricted stock, which is comparable to the prior year.

The Company’s sources of liquidity for the remainder of fiscal 2018 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  At December 31, 2017, the Company had cash of $34.0 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

Dividend Declared

On February 1, 2018, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock. The dividend is payable March 15, 2018 to stockholders of record at the close of business on March 1, 2018. The aggregate cash payout based on current shares outstanding will be approximately $2.7 million, or approximately $11.0 million on an annualized basis.

Impact of the Tax Cuts and Jobs Act on Deferred Tax Assets

On December 22, 2017, the Tax Cuts and Jobs Act (the "Act") was signed into law. Among other changes is a permanent reduction in the federal corporate income tax rate from 35% to 21%, which the Company expects will positively impact the Company’s future effective tax rate and after-tax earnings in the United States. As a result of the Act, the Company’s blended rate for fiscal 2018 is 24.5%.  The Company may also be affected by certain other aspects of the Act, including, without limitation, provisions regarding repatriation of accumulated foreign earnings and deductibility of capital expenditures.  The Company is in the process of determining what, if any, effect those provisions will have on the Company’s financial results, and there can be no assurance of whether such additional effects will be positive or negative.

As a result of the reduction in the corporate income tax rate, the Company is required to revalue its net deferred tax asset to account for the future impact of lower corporate tax rates on this deferred amount and record any change in the value of such asset as a one-time non-cash charge on its income statement. The Company has performed an analysis of its first quarter of fiscal 2018 tax provision based on the new tax rate as compared to the previous effective tax rate of 40% (which includes state and foreign taxes), and determined the amount of such expense to be $19.6 million, which reduced the Company’s first quarter fiscal 2018 results.

Expansion of LaPorte, Indiana Operations

The Company announced on May 2, 2016 its decision to expand and streamline its distribution footprint by investing in new plant and equipment at its processing facility located in LaPorte, Indiana.  In connection with the expansion, the Company has relocated its service center operations in Lebanon, Indiana to LaPorte.  The project began in the first quarter of fiscal 2016 and was substantially completed by the end of the first quarter of fiscal 2018.   During the first three months of fiscal 2018, the Company expensed $0.8 million for costs related to the relocation, including but not limited to, physical relocation costs, employee retention costs, and duplicate lease costs.

Guidance

Given the positive trends the Company is seeing in order entry rates, backlog and pricing, the Company expects higher revenue in the second quarter as well as earnings closer to break-even than those of the first quarter of fiscal 2018.

Earnings Conference Call

The Company will host a conference call on Friday, February 2, 2018 to discuss its results for the first quarter of fiscal 2018.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, February 2, 2018	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, February 2nd at 11:00 a.m. ET, through 11:59 p.m. ET on Sunday,  March 4th, 2018. To listen to the replay, please dial:

Replay:	877-481-4010
Conference:	24329

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company's outlook for fiscal year 2018 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2017.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company's control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,
	2016	2017
Net revenues	$93,355	$89,693
Cost of sales	82,868	82,683
Gross profit	10,487	7,010
Selling, general and administrative expense	10,312	10,770
Research and technical expense	943	888
Operating income (loss)	(768)	(4,648)
Interest income	(57)	(18)
Interest expense	169	230
Income (loss) before income taxes	(880)	(4,860)
Provision for (benefit from) income taxes	(208)	17,666
Net income (loss)	$(672)	$(22,526)
Net income (loss) per share:
Basic	$(0.06)	$(1.82)
Diluted	$(0.06)	$(1.82)
Weighted Average Common Shares Outstanding
Basic	12,382	12,411
Diluted	12,382	12,411

Dividends declared per common share	$0.22	$0.22

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30,	December 31,
	2017	2017
ASSETS
Current assets:
Cash and cash equivalents	$46,328	$33,966
Accounts receivable, less allowance for doubtful accounts of $620 and $624 at September 30, 2017 and December 31, 2017, respectively	61,602	54,823
Inventories	244,457	267,228
Income taxes receivable	—	10,104
Other current assets	2,781	3,587
Total current assets	355,168	369,708
Property, plant and equipment, net	192,556	188,999
Deferred income taxes	58,133	29,889
Other assets	5,107	5,297
Goodwill	4,789	4,789
Other intangible assets, net	6,066	5,933
Total assets	$621,819	$604,615
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,802	$40,737
Accrued expenses	14,108	13,054
Income taxes payable	195	—
Accrued pension and postretirement benefits	5,095	5,095
Deferred revenue—current portion	2,500	2,500
Total current liabilities	54,700	61,386
Long-term obligations (less current portion)	7,896	8,626
Deferred revenue (less current portion)	20,329	19,704
Deferred income taxes	1,741	1,741
Accrued pension benefits (less current portion)	90,957	89,764
Accrued postretirement benefits (less current portion)	112,424	112,707
Total liabilities	288,047	293,928
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,544,933 and 12,562,433 shares issued and 12,509,757 and 12,520,320 outstanding at September 30, 2017 and December 31, 2017, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	248,733	249,339
Accumulated earnings	159,366	134,082
Treasury stock, 35,176 shares at September 30, 2017 and 42,113 shares at December 31, 2017	(1,646)	(1,876)
Accumulated other comprehensive loss	(72,694)	(70,871)
Total stockholders’ equity	333,772	310,687
Total liabilities and stockholders’ equity	$621,819	$604,615

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended December 31,
	2016	2017
Cash flows from operating activities:
Net income (loss)	$(672)	$(22,526)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	5,262	5,744
Amortization	123	133
Pension and post-retirement expense - U.S. and U.K.	5,859	3,556
Stock compensation expense	558	606
Deferred revenue	(5,205)	(625)
Deferred income taxes	729	27,488
Loss on disposition of property	254	—
Change in assets and liabilities:
Restricted cash	3,523	—
Accounts receivable	7,648	6,979
Inventories	(6,973)	(22,502)
Other assets	(1,041)	(989)
Accounts payable and accrued expenses	8,938	8,583
Income taxes	(2,705)	(10,300)
Accrued pension and postretirement benefits	(2,829)	(2,400)
Net cash provided by operating activities	13,469	(6,253)
Cash flows from investing activities:
Additions to property, plant and equipment	(5,893)	(3,183)
Net cash used in investing activities	(5,893)	(3,183)
Cash flows from financing activities:
Dividends paid	(2,752)	(2,754)
Payment for purchase of treasury stock	(266)	(230)
Payments on long-term obligation	(55)	(67)
Net cash used in financing activities	(3,073)	(3,051)
Effect of exchange rates on cash	(839)	125
Increase (decrease) in cash and cash equivalents:	3,664	(12,362)
Cash and cash equivalents:
Beginning of period	59,297	46,328
End of period	$62,961	$33,966

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURE

(unaudited)

(in thousands)

	Three Months Ended December 31,
	2016	2017
Reconciliation of Non-GAAP Measure
(in thousands, except per share data)

Net loss, as reported	$(672)	$(22,526)
Net loss per diluted share, as reported	$(0.06)	$(1.82)

Preliminary estimate of first quarter tax provision as
compared to the previous effective tax rate of 40%:
Revaluation of Deferred tax asset due to tax reform	—	17,868
Other impacts to estimated effective tax rate	—	1,742
Adjustment as compared to previous 40% effective tax rate	—	19,610
Adjustment impact on net loss per diluted share	$—	$1.58

Adjusted Net loss	(672)	(2,916)
Adjusted Net loss per diluted share	$(0.06)	$(0.24)